UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2007

MDWERKS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-118155	33-1095411
(Commission File Number)	(IRS Employer Identification Number)

Windolph Center, Suite I
1020 N.W. 6th Street
Deerfield Beach, FL 33442

(Address of Principal Executive Offices)

(954) 389-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 31, 2007 we received gross proceeds of $250,000 in connection with a financing provided by Vicis Capital Master Fund ("Vicis"), an unaffiliated accredited investor. In connection with the financing, we issued a Convertible Note to Vicis in the original principal amount of $250,000 (the “Note”).

The Note bears interest at the rate of 8% per year. Subject to certain prepayment provisions, unpaid principal and interest due under the Note will become due and payable on October 1, 2007.

Our obligations under this Note are unsecured and are expressly subordinated to our obligations to Gottbetter Capital Master, Limited (“Gottbetter”) in connection with the promissory note, dated October 19, 2006, that we issued to Gottbetter in the original principal amount of $2,500,000 and the promissory note, dated November 9, 2006, that we issued to Gottbetter in the original principal amount of $2,500,000.

We are currently negotiating an additional financing transaction with Vicis involving the sale of preferred stock and warrants. Upon the initial closing of an additional financing transaction with Vicis, the Note shall be automatically converted into shares of preferred stock and warrants to be sold in such financing determined by dividing the amount of principal outstanding under the Note plus accrued interest thereon by the price per unit at which each share of preferred stock and each warrant will be sold to Vicis in connection with the financing transaction.

We intend to use the net proceeds received in connection with the issuance of the Note for general working capital purposes.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description

4.1	Convertible Note issued to Vicis Capital Master Fund

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MDWERKS, INC.

Dated: September 5, 2007	By:	/s/ Howard B. Katz
Howard B. Katz
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

4.1	Convertible Note issued to Vicis Capital Master Fund